UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of First Event Reported: June 20, 2011

IRON MINING GROUP, INC.
 (Exact name of registrant as specified in charter)

Florida	333-147529	27-0586475
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

295 Madison Ave, 12th Floor
New York, NY 10017
(Address of principal executive offices)

 (626) 389-3070
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 17, 2011, Iron Mining Group, Inc., (the “Company”) received notice from MST Financial, LLC (“MST”), that the Company was in default under that certain Loan Agreement, dated December 20, 2010 (the “Loan Agreement”), by and among the Company, as borrower, the lenders party thereto, as lenders (the “Lenders”), and MST, as administrative agent and collateral agent (in such capacities, the “Agent”), pursuant to which the Lenders advanced $3,300,000 to the Company. The notice states that the Company failed to pay the Obligations by the Maturity Date (each as defined in the Loan Agreement). According to the Loan Agreement, if an event of default occurs the Lenders may, among other remedies, accelerate the repayment of all amounts due under the related convertible notes (the “Notes”). As of the date of this Current Report, the total outstanding balance due under the Notes, including accrued and unpaid interest, is approximately $3,559,521.47.

The Company is presently negotiating a Forbearance Agreement with MST, pursuant to which the Company shall, among other things, repay the full amount of all principal and accrued interest within 90 days of the Maturity Date in consideration of the Lenders not pursuing remedies against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MINING GROUP, INC.

Dated: June 24, 2011	By:	/s/ Garrett K. Krause
Name: Garrett K. Krause
Title: Chief Executive Officer